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                                                                    EXHIBIT 99.1

                                [Press Release]
                              [Apache Letterhead]

CONTACTS:

(MEDIA):         TONY LENTINI     (713) 296-6227
(INVESTOR):      ROBERT DYE       (713) 296-6662

(WEBSITE):       WWW.APACHECORP.COM

                                                           FOR IMMEDIATE RELEASE

                 APACHE ISSUES US$170 MILLION OF 10-YEAR NOTES

         Houston (December 5, 1997) -- Apache Corporation (NYSE: APA) today announced that its Australian finance subsidiary has issued US$170 million principal amount of 6-1/2 percent global notes that will mature on December 15, 2007. The notes are unconditionally guaranteed by Apache.

         The company will have the right to redeem the notes prior to maturity, subject to certain conditions. Interest is payable semi-annually, commencing on June 15, 1998. Net proceeds from the sale will be employed to refinance borrowings used to fund Apache's acquisition of certain Mobil Oil Corporation properties in Australia and for general corporate purposes. Closing of the offering is expected to occur on December 9, 1997.

         Residents of Australia and "Associates" (as defined under the Income Tax Assessment Act of 1936 of the Commonwealth of Australia) are prohibited from acquiring any interest or rights in the notes.

         Underwriters are Salomon Smith Barney; Chase Securities Inc.; Citicorp Securities, Inc.; and UBS Securities. Copies of the prospectus relating to the notes may be obtained from Salomon Smith Barney, Prospectus Department, 7 World Trade Center, New York, New York 10048.

         Apache Corporation is a large oil and gas independent with operations in North America, Egypt, Western Australia, Poland, People's Republic of China, Indonesia and Cote d'Ivoire. Its shares are traded on the New York and Chicago stock exchanges.

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